Exhibit 11.2

Independent Auditor’s Consent Letter

We consent to the inclusion of our report dated March 30, 2026, with respect to the financial statements of Groundfloor Loans 1, LLC as of December 31, 2025 and 2024, and for the years then ended, which appears in the accompanying Annual Report on Form 1-K of Groundfloor Loans 1, LLC.

Roanoke, Virginia

March 30, 2026